EXHIBIT 10(l-9)

SEVENTH AMENDMENT
TO THE
LONG TERM INCENTIVE PLAN
OF EMCOR GROUP, INC.

WHEREAS, the EMCOR Group, Inc. Long Term Incentive Plan was adopted in 2005 and has since been amended (as amended, the LTIP);

WHEREAS, Section 8.1 of the LTIP provided that the Board of Directors of EMCOR Group, Inc. (the “Board”) may amend the LTIP, subject to the terms of Section 8.1; and

WHEREAS, the Board has determined that the LTIP shall be further amended as provide below.

NOW, THEREFORE,     the LTIP is hereby amended as follows:

1.    Section 2 of the LTIP is hereby amended to add the following paragraph to the definition of Earnings Per Share:

“Earnings Per Share” for a Three Year Applicable Period commencing on or after January 1, 2022 shall mean the aggregate of the diluted earnings per share of the Company’s Common Stock for each of such three years, as reported in the Company’s “Consolidated Statements of Operations” for such years in accordance with generally accepted accounting principles; provided, however, that in computing net income to arrive at any such year’s earnings per share there shall be excluded from the calculation of such net income (a) non-cash charges associated with the write-down of balance sheet values of assets, (b) investment banking, consulting, legal, and accounting fees and related disbursements directly associated with any proposed or consummated (i) acquisition or investment or (ii) sale or disposition of Company assets or securities, (c) the effect of any changes in statutory tax rates from those in effect on the date that the EPSO is established, (d) restructuring charges due to sale or closure of a subsidiary’s business, (e) the cumulative effect of any change in accounting principles, (f) charges associated with withdrawal liabilities relating to multi-employer pension plans and lump sum type surcharges (as opposed to increases in hourly contribution rates) assessed by multi-employer pension plans, to ameliorate underfunding in their respective plans, (g) income or loss from discontinued operations, and (h) costs and expenses related to COVID-19 diagnostic testing; and provided further, however, that the Compensation Committee may, within the first 90 days of an Applicable Three Year Period, adjust any such period’s Earnings Per Share to omit the impact on such Earnings Per Share of extraordinary items, gains or losses on the acquisition or disposal of a business, and/or unusual or infrequently occurring events and transactions.”

2.     Except as hereinabove amended, the LTIP, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 23rd day of February, 2022.

EMCOR GROUP, INC.

By:	/s/ Anthony J. Guzzi
Chairman, President and CEO